Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Lavoro Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Ordinary shares, par value $0.001 per share	457	(c)	111,557,151	(3)	$6.84	(2)	$763,050,912.84	0.0001102	$84,088.21
Fees to be paid	Equity	Ordinary shares, par value $0.001 per share, issuable on exercise of Warrants	457	(g)	10,083,606	(4)	$11.50	(4)	$115,961,469.00	0.0001102	$12,778.95
Carry Forward Securities
Total offering amounts									$879,012,381.84		$96,867.16
Total fees previously paid											$0.00
Total fee offsets											$0.00
Net fee due											$96,867.16

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from share splits, share dividends, or similar transactions with respect to the shares being registered.

(2)	Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high ($7.55) and low ($6.12) sales prices of Lavoro Limited’s (“New Lavoro”) ordinary shares (“Ordinary Shares”) as reported on the Nasdaq Global Market on March 17, 2023, which date is within five business days prior to filing this Registration Statement.

(3)	Represents the sum of (i) 10,000,000 Ordinary Shares issued to The Production Board, LLC (“The Production Board”) in exchange for 10,000,000 Class A ordinary shares of TPB Acquisition Corp. I (“TPB SPAC”) acquired by The Production Board in a private placement under the TPB PIPE investment consummated in connection with the business combination (the “Business Combination”) among, inter alia, New Lavoro, TPB SPAC and Lavoro Agro Limited (“Lavoro”), pursuant to that certain business combination agreement dated as of September 14, 2022, as amended, supplemented, or otherwise modified from time to time (the “Business Combination Agreement”), (ii) 2,830,750 Ordinary Shares issued to certain Selling Securityholders named in this Registration Statement in exchange for 2,830,750 TPB SPAC Class A ordinary shares that were held by such Selling Securityholders pursuant to the Forward Purchase Agreements (as defined in this Registration Statement) entered into in connection with the Business Combination, and (iii) 98,726,401 Ordinary Shares issued to former shareholders of Lavoro.

(4)	Represents the issuance of an aggregate of (i) up to 6,012,099 Ordinary Shares issuable upon the exercise of 6,012,099 warrants to purchase Ordinary Shares that were issued pursuant to the Business Combination Agreement (the “Public Warrants”) in exchange for warrants that were issued in the initial public offering of TPB SPAC and that were previously exercisable for TPB SPAC Class A ordinary shares and (ii) up to 4,071,507 Ordinary Shares issuable upon the exercise of 4,071,507 warrants to purchase Ordinary Shares held by TPB Acquisition Sponsor I, LLC (the “Sponsor”) that were issued pursuant to the Business Combination Agreement (the “Private Warrants” and together with the Public Warrants, the “Warrants”) in exchange for warrants that were issued in a private placement to the Sponsor in connection with the initial public offering of TPB SPAC and that were previously exercisable for TPB SPAC Class A ordinary shares. The proposed maximum offering price per unit is calculated pursuant to Rule 457(g) of the Securities Act and represents the exercise price of the Public Warrants and the Private Warrants of $11.50.